EXHIBIT 99.1

For Immediate Release	Contact: Anne-Marie Hess
Date: September 11, 2008	Phone: (609) 951-6842
E-mail: ahess@pharmanet.com

PHARMANET DEVELOPMENT GROUP UPDATES 2008 GUIDANCE

PRINCETON, NJ – September 11, 2008 – PharmaNet Development Group, Inc., (the “Company”) (NASDAQ: PDGI), announced today that it is updating its 2008 full year earnings guidance primarily due to the postponement and cancellation of certain of the Company’s ongoing clinical development projects in the late stage segment and a lower than expected sample volume of business in the early stage segment.

The Company is updating its expectations for 2008 as follows:

	New Guidance	Previous Guidance
Direct revenue	$358 million to $366 million	$390 million to $399 million
Operating margin (percent)	0 to 1.8 percent	5.8 percent to 6.2 percent
Corporate expenses	$20 million to $21 million	$23.9 million to $24.4 million
Diluted earnings (loss) per share	($0.58) to ($0.25)	$0.53 to $0.63
Capital expenditures	$10 million to $13 million	$10 million to $16 million
Depreciation	$13.5 million to $15 million	$13.5 million to $15 million
Amortization	$2.8 million	$2.8 million
Tax expense	$3.5 million	25 percent to 28 percent

“After the strong new business wins in the second quarter 2008, we are very disappointed with the level of late stage project cancellations and a significant project postponement that occurred in the third quarter,” commented Jeffrey P. McMullen, president and chief executive officer.

“We were able to recover in the second quarter 2008 from earlier cancellations and we are confident that our determined business development efforts and existing backlog will drive us to profitability in 2009,” Mr. McMullen continued. “In the interim, we continue our ongoing efforts to improve operational efficiencies and reduce costs.”

The Company is updating guidance primarily as the result of the following:

▪

A reduction of approximately $10 million of expected late stage direct revenue in the second half of 2008 primarily related to the recent cancellation of ongoing projects sponsored by both biotechnology and small-to-mid size pharmaceutical companies. These cancellations will negatively impact the Company’s backlog by approximately $58.3 million. The resulting year-to-date late stage cancellation rate as of August 31, 2008 is 32.7%, as a percentage of year-to-date written new business authorizations.

▪

A reduction of approximately $9 million of expected late stage direct revenue in the second half of 2008 related to the postponement of certain aspects of a project sponsored by a large pharmaceutical company.

▪

Adjustments to the Company’s forecasting model to reflect the potential for additional cancellations and postponements in the late stage segment and the impact of foreign exchange translation.

▪

A reduction of approximately $6 million of expected early stage direct revenue in the second half of 2008 primarily related to a laboratory project postponement of $1 million, lower sample volumes and the impact of foreign currency exchange translation.

Through August 31, 2008, the late stage backlog is approximately $465 million and the early stage backlog is approximately $67 million compared to a late stage backlog of $387.9 million and an early stage backlog of $69.5 million at December 31, 2007.

For the period from July 1, 2008 to August 31, 2008, written new business authorizations are approximately $55 million in the late stage segment. For the same period, early stage segment cancellations represent approximately $2.6 million and written new business authorizations were approximately $27 million in the early stage segment.  The Company will report new business wins and cancellations for the entire third quarter, when it releases third quarter 2008 financial results.

The Company plans to hold a conference call and webcast to discuss the revised guidance.

Friday, September 12, 2008, 8:30 am Eastern Time

Dial-in:

(866) 393-6524 for U.S.

(706) 902-3789 for International
Pass code: 64569365

Dial-in Replay:  (800) 642-1687 for U.S.

(706) 645-9291 for International
Pass code: 64569365
The replay will be available approximately two hours after the call through 09/19/2008.

Webcast:

Please visit www.pharmanet.com and select the investor tab to access the webcast or link directly to http://phx.corporate-ir.net/phoenix.zhtml?c=124176&p=irol-IRHome . The archived webcast will be available for approximately thirty (30) days following the conference call.

About PharmaNet Development Group, Inc.

PharmaNet Development Group, Inc., a global drug development services company, provides a comprehensive range of services to the pharmaceutical, biotechnology, generic drug and medical device industries. The Company offers early and late stage consulting, Phase I clinical studies and bioanalytical analyses, and Phase II, III and IV clinical development programs. With approximately 2,500 employees and 42 facilities throughout the world, PharmaNet is a recognized leader in outsourced clinical development. For more information, please visit our website at www.pharmanet.com.

Forward-Looking Statements

Certain statements made in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Additionally, words such as "seek," "intend," "believe," "plan," "estimate," "expect," "anticipate" and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include, but are not limited to, industry trends and information; whether the Company will achieve its estimated value relating to discontinued operations; developments with respect to the SEC's inquiry, the class action litigation and derivative lawsuit; the Company’s ability to successfully achieve and manage the technical requirements of specialized clinical trial services, while complying with applicable rules and regulations; regulatory changes; changes affecting the clinical research industry; a reduction of outsourcing by pharmaceutical and biotechnology companies; the Company’s ability to compete internationally in attracting clients in order to develop additional business; the Company’s evaluation of its backlog and the potential cancellation of contracts; its ability to retain and recruit new employees; its clients' ability to provide the drugs and medical devices used in its clinical trials; the Company’s future stock price; the Company’s assessment of its current or future effective tax rate; the Company’s assessment of the value of its deferred tax assets; the Company’s financial guidance; the Company’s anticipated capital expenditures; the Company’s ability to remediate its material weaknesses; the Company’s costs associated with compliance of Section 404 of the Sarbanes-Oxley Act; the impact on the Company of foreign currency transaction costs and the effectiveness of any hedging strategies it implements; the potential liability associated with the Company’s registration of its employees’ stock purchase plan; and the national and international economic climate as it affects drug development operations.

Further information can be found in the Company’s risk factors contained in its Annual Report on Form 10-K for the year ended December 31, 2007, and most recent filings. The Company does not undertake to update the disclosures made herein, and you are urged to read our filings with the Securities and Exchange Commission.

###